EXHIBIT 5.1

LETTERHEAD OF CLIFFORD CHANCE US LLP

September 29, 2003

iStar Financial Inc.

1114 Avenue of the Americas, 27th Floor

New York, New York 10036

Dear Sirs:

We have acted as counsel to iStar Financial Inc. (the “Company”) in connection with a Registration Statement on Form S-3 (File number 333-105945) under the Securities Act of 1933, as amended (the “Registration Statement”) and in connection with the offer and sale by the Company of an aggregate of 4,000,000 shares of Series F Cumulative Redeemable Preferred Stock, par value $.001 per share, of the Company (“Series F Preferred Stock”).

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Series F Preferred Stock has been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus supplement for the offering of the Series F Preferred Stock dated September 24, 2003 for at least its par value, the Series F Preferred Stock will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP